CONFIRMING STATEMENT

 This statement confirms that the undersigned, Arlo B. DeKraai, has authorized
and designated each of Van A. Welch, Dennis G. Berryhill and William L. Pardue,
signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5
(including any amendments thereto) that the undersigned may be required to file with the
U.S. Securities and Exchange Commission as a result of the undersigned's ownership of
or transactions in securities of Willbros Group, Inc. (the "Company").  The authority of
Van A. Welch, Dennis G. Berryhill and William L. Pardue under this Statement shall
continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard
to the undersigned's ownership of or transactions in securities of the Company, unless
earlier revoked in writing.  The undersigned acknowledges that Van A. Welch,
Dennis G.
Berryhill and William L. Pardue are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of
1934, as
amended.

Date: November 29, 2007  /s/  Arlo B. DeKraai
                    Arlo B. DeKraai